UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

Whole Foods Market, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

ADDITIONAL MATERIAL FOR PROXY STATEMENT DATED JANUARY 4, 2017

This document should be read together with the definitive proxy statement of Whole Foods Market, Inc. (the “Company”) filed with the Securities and Exchange Commission on January 4, 2017 in connection with the Company’s Annual Meeting of Shareholders to be held at the JW Marriott Austin, 110 E. 2nd Street, Austin, Texas 78701 at 8:00 a.m. local time.

The Company would like to amend its disclosure on page 10 of the proxy statement related to Board and Committee meetings held during fiscal year 2016 and director attendance at such meetings. For fiscal year 2016 and going forward, we will count Board meetings held over successive days as one Board meeting and count all Committee meetings, including those dealing with administrative tasks. For fiscal year 2016, application of these principles results in one less Board meeting and two additional Compensation Committee meetings than were included in our prior disclosure.

For the readers’ convenience, the prior disclosure in our 2017 Proxy Statement is as follows:

“During fiscal year 2016, the Board of Directors and the various committees held the following number of meetings: Board of Directors, six meetings; Audit Committee, nine meetings; Compensation Committee, two meetings; and Nominating and Governance Committee, four meetings. Other than Mr. Sokoloff, no director attended fewer than 75% of the meetings of the Board of Directors (and any committees thereof) that he or she was required to attend.”

The revised disclosure reads as follows:

“During fiscal year 2016, the Board of Directors and the various committees held the following number of meetings: Board of Directors, five meetings; Audit Committee, nine meetings; Compensation Committee, four meetings; and Nominating and Governance Committee, four meetings. No director attended fewer than 75% of the meetings of the Board of Directors (and any committees thereof) that he or she was required to attend.”